Exhibit (d)(2)

EXECUTION COPY
Rollover and Voting Commitment Letter
March 22, 2007
To: Velo Holdings, Inc.
Re: Acquisition of Vertrue Incorporated
Ladies and Gentlemen:
     Reference is made to (i) an Agreement and Plan of Merger, dated as of March 22, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Velo Holdings Inc. (“Buyer”), Velo Acquisition Inc. (“Merger Sub”), and Vertrue Incorporated (the “Company”), and (ii) the Equity Commitment Letters dated the date hereof (“Equity Commitment Letters”), from each of One Equity Partners II, L.P., Oak Investment Partners XII, L.P., Rho Ventures V, L.P. and Rho Ventures V, Affiliates, L.L.C. (and/or its affiliates) (the “Sponsors”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. This letter (this “Rollover and Voting Commitment Letter”) is being delivered to the addressee in connection with the execution of the Merger Agreement today by Buyer, Merger Sub, and the Company.
     This Rollover and Voting Commitment Letter confirms the commitment of the undersigned (the “Rollover Investor”) to, immediately prior to the Merger, deliver and contribute to Buyer that number of shares of common stock, par value $0.01 per share of the Company (the “Company Common Stock”) as is set forth opposite such Rollover Investor’s name under the heading Rollover Shares on Schedule 1 (the “Rollover Shares”, and such overall purchase, the “Rollover”), valuing each Rollover Share so contributed to Buyer at $48.50 per share (i.e., an amount equal to the Merger Consideration) (such aggregate value, the “Rollover Investment”) in exchange and full payment for newly issued Buyer securities (such Buyer securities, the “Shares”), equivalent in number and type to the Buyer securities purchased by the Sponsors for an amount of cash equal to the Rollover Investment. In the event that the Sponsors shall purchase more that one type of Buyer securities, the Rollover Investor shall receive the same types of Buyer securities in the same proportion as the Sponsors. Buyer will cooperate with the Rollover Investor to facilitate a Rollover structure that is as tax efficient to the Rollover Investor, and economically neutral to Buyer, as is reasonably possible consistent with the Rollover Investor’s obligations under this Rollover and Voting Commitment Letter.
     This Rollover and Voting Commitment Letter also confirms the commitment of the Rollover Investor (a) to vote or execute consents in respect of each share of Company Common Stock with respect to which he has voting power at the time of the applicable record date for such shareholder meeting or request for consent, (x) in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (y) against any action that would or is designed to delay, prevent or frustrate the Merger and the other

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transactions contemplated by the Merger Agreement (provided, that except as set forth in this paragraph, the Rollover Investor shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company); (b) to waive any and all appraisal, dissenters and similar rights that the Rollover Investor may have with respect of the Merger and the other transactions contemplated by the Merger Agreement; and (c) except as otherwise provided herein, without the prior written consent of Buyer, to not make any transfer, sale, assignment, pledge, hypothecation or other disposition (including by operation of law), whether directly or indirectly pursuant to the creation of a derivative security, the grant of an option or other right or the imposition of a restriction on disposition or voting (in each case, a “Transfer”), of any of his Company Common Stock, except, solely with respect to shares of Company Common Stock that are not the Rollover Shares, (i) in connection with bona fide estate, financial or tax planning purposes, or a bona fide gift, after providing three (3) Business Days notice to Buyer, provided that any transferee executes and delivers to Buyer an instrument satisfactory to Buyer agreeing that such transferee will be bound by this Agreement as if such transferee was the Rollover Investor and (ii) in connection with the conversion, exercise or exchange of any securities convertible into Company Common Stock in which event such shares of Company Common Stock shall be subject to the terms and conditions of this letter.
     Buyer acknowledges that the Rollover Investor does not make any agreement or understanding hereunder in such Rollover Investor’s capacity (if applicable) as a director or officer of the Company. The Rollover Investor executes this letter solely in his capacity as a stockholder of the Company and nothing herein shall limit or affect any actions taken by the Rollover Investor in his capacity as an officer or director of the Company. The Rollover Investor shall have no liability to Buyer or its affiliates under this letter as a result of any action or inaction by the Rollover Investor in his capacity as a director or officer of the Company.
     The Rollover Investor represents and warrants that: (a) he has, and will have as of the Rollover, good and valid title to all of the Rollover Shares and the requisite power and authority to perform his obligations hereunder and to deliver the Rollover Shares free of all liens or encumbrances; (b) he is purchasing the Shares hereunder for investment for such Rollover Investor’s own account and not with a view to, or for sale in connection with, any distribution thereof; (c) his financial situation is such that such Rollover Investor can afford to bear the economic risk of holding the Shares being purchased by such Rollover Investor hereunder for an indefinite period of time, and such Rollover Investor can afford to suffer the complete loss of such Rollover Investor’s investment in the Shares; (d) his knowledge and experience in financial and business matters are such that such Rollover Investor is capable of evaluating the merits and risks of such Rollover Investor’s investment in the Shares or such Rollover Investor has been advised by a representative possessing such knowledge and experience; (e) he understands that the Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Shares and that following the date hereof there will be no public market for the Shares and that, accordingly, it may not be possible for such Rollover Investor to sell or pledge the Shares, or any interest in the Shares, in case of emergency or otherwise; (f) he and his representatives, including, to the extent such Rollover Investor deems appropriate, such Rollover

Investor’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with such Rollover Investor’s investment in the Shares, and such Rollover Investor understands and is aware of the risks related to such investment; (g) he and his representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Buyer, Company and their respective representatives concerning Buyer, Company, the terms and conditions of such Rollover Investor’s acquisition of the Shares and related matters and to obtain all additional information which such Rollover Investor or such Rollover Investor’s representatives deem necessary; and (h) he is an “accredited investor” as such term is defined in Regulation D.
     The rights and obligations under this letter will terminate (without any further obligation of Rollover Investor hereunder) upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the Effective Time.
     Upon consummation of the Merger the Rollover Investor shall enter into an employment agreement with Buyer substantially on the terms set forth in Exhibit A hereto, and such other customary terms that are not in conflict with such terms. All of the Rollover Investor’s rights and obligations under this letter will terminate if an employment agreement on substantially the terms set forth in Exhibit A is not offered by Buyer at least 5 business days preceding the Stockholders Meeting at which the vote on the adoption of the Merger Agreement is taken, or is thereafter withdrawn by Buyer.
     The rights and obligations under this letter may not be assigned and any attempted assignment shall be null and void and of no force or effect. This letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by Buyer and the Rollover Investor. This letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Rollover Investor, on the one hand, and any other person, on the other, with respect to the matters contemplated hereby.
     This letter shall be binding on the Rollover Investor solely for the benefit of the addressee, and nothing set forth in this letter shall be construed to confer upon or give to any person other than the addressee any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressee to enforce, the commitments hereunder or any provisions of this letter. Notwithstanding anything that may be expressed or implied in this letter, the addressee, by its acceptance of the benefits of this letter, covenant, agree and acknowledge that no person other than the undersigned shall have any obligation hereunder. Nothing in this letter, express or implied, is intended to or shall confer upon any person, other than Buyer or the Rollover Investor, any right, benefit or remedy of any nature whatsoever under or by reason of this letter.
     This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. The parties hereto hereby (a) submit to the personal jurisdiction of any state or federal court located in the State of New York, New York County, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties hereto agree that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 9.6 of the Merger Agreement or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof.
     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     This letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
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Very truly yours,
/s/ Gary A. Johnson by George W.M. Thomas P.O.A.

Name: Gary A. Johnson
Accepted and Acknowledged:
Velo Holdings Inc.

By:	/s/ Daniel J. Selmonosky
Name: Daniel J. Selmonosky
Title: President
[Rollover Commitment Letter (Class A Common Stock) Signature Page]

SCHEDULE I

Rollover Shares

Rollover Investors:

Gary A. Johnson

Number of shares to be
equal in value to not less
c/o Vertrue Incorporated	than $20,000,000
20 Glover Avenue	reduced at the Rollover
Norwalk, CT 06850	Investor’s election, by
Attention: George Thomas	the value of shares rolled
Fax: (203) 674-7014	into the Company’s
incentive equity.
with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Robert J. Lichtenstein
Fax: (215) 963 4815